EXHIBIT 10.54
SEPARATION AGREEMENT AND RELEASE
     This is a Separation Agreement and Release (“Agreement”) between XATA Corporation (“XATA”) and Peter Thayer (“Thayer”), providing for Thayer’s separation as an employee of XATA.
     A. Thayer is employed “at will” by XATA.
     B. XATA decided to terminate the employment relationship between XATA and Thayer.
     C. XATA desires to pay Thayer valuable economic benefits that he is not otherwise entitled to receive in order to assist Thayer and to achieve an amicable and peaceful termination of his employment relationship with XATA.
     NOW, THEREFORE, XATA and Thayer agree as follows:
     1. Termination of Employment. Thayer’s employment with XATA will terminate on January 2, 2007 (the “Termination Date”).
     2. Severance Pay. After the completion of the rescission period provided in Paragraph 10 below, without rescission of this Agreement by Thayer, and subject to Thayer’s compliance with provisions of this Agreement during the rescission period and thereafter:
♦	XATA will continue to pay Thayer’s base salary through June 30, 2007

♦	The following Restricted Common Stock awards will vest immediately following the rescission period of the executed Separation and Release Agreement:
o	5,375 shares of Restricted Common Stock (originally granted on 2/8/06)

o	5,059 shares of Restricted Common Stock (originally granted on 2/17/05)

o	4,742 shares of Restricted Common Stock (originally granted on 12/20/04)
Payment of these amounts is subject to applicable federal and state income tax, FICA and other withholding and payroll deductions, including, if applicable, a deduction for the value of any XATA equipment issued to Thayer and not returned to XATA.
     3. Group Health Insurance Coverage. After the Termination Date, Thayer will be provided the opportunity for group health, dental and life insurance continuation under applicable laws. Assuming that Thayer elects to continue coverage, Thayer will be covered by XATA’s medical, dental and life insurance until June 30, 2007, or until Thayer is eligible for such coverage through another employer, whichever is earlier. Thayer shall be responsible for payment of the employee’s portion of the premiums for such coverage. After June 30, 2007, all expenses for such insurance continuation shall be paid by Thayer. This agreement of XATA to continue to pay premiums for such insurance coverage is subject to the completion of the rescission period provided in Paragraph 10 below, without rescission of this Agreement by Thayer, and subject to Thayer’s compliance with provisions of this Agreement during the rescission period and thereafter.
     4. References. Upon the completion of the rescission period provided in Paragraph 10 below, without rescission of this Agreement, and subject to Thayer’s compliance with provisions of this Agreement during the rescission period and thereafter, XATA will provide Thayer with a letter of reference. In accordance with the normal practices of XATA, any individual contacting XATA with a request for information about Thayer’s employment with XATA will be provided with the confirmation of his employment, dates of his employment, his job title and his salary at the time of separation.

     5. Other Benefits. Thayer will retain any and all rights that he may have to his retirement benefits from XATA’s retirement benefits plans according to the terms and conditions of said retirement benefit plans.
     6. No Application for Re-Employment. Thayer will not apply for or seek employment or re-employment with XATA or its subsidiaries at any time after he signs this Agreement.
     7. Mutual Non-disparagement. XATA and Thayer agrees that neither will disparage or criticize the other in any manner, and Thayer agrees he will not criticize XATA’s directors, officers or employees, in any manner.
     8. No Other Remuneration. Thayer agrees that he is not entitled to any remuneration from XATA except as provided in this Agreement. This includes back pay, sick pay, vacation pay, bonuses, separation pay or any other compensation.
     9. Release of XATA. Thayer accepts the valuable benefits of this Agreement and acknowledges that XATA owes him nothing else. In addition, Thayer releases and discharges XATA and its past, present and future directors, officers, employees and agents, and its affiliates, successors or assigns, of and from any and all claims, whether in law or in equity, contract or tort, known or unknown, pertaining to his employment at XATA or the termination of his employment, any other event occurring prior to the date hereof and the acts of XATA agreed to by Thayer in this Separation Agreement and Release, including, but not limited to claims for payment of wages and commissions, claims or discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (the “ADEA”), the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Minnesota Human Rights Act or any other claims recognized under any federal, state or local civil rights laws based on age or any other protected status; claims for breach of contract; breach of fiduciary duty; fraud or misrepresentation; unpaid wages and benefits; unpaid sick or vacation pay; claims for the ongoing payment of insurance premiums or insurance coverage; expense reimbursement or any other benefit; defamation; intentional or negligent infliction of emotional distress; breach of a covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; any other claims for unlawful employment practices; or under any other theory, whether legal or equitable, that arose prior to the date of execution of this Agreement, pertaining to or arising out of his employment or the termination of his employment, or the acts of XATA agreed to by Thayer in this Separation Agreement and Release, or any other event, whether said losses are now known or hereinafter become known, including all present losses, and all future developments therefrom.
     Thayer promises not to sue or start any other legal proceedings against any party he released above from any claim that arose prior to the date of this Agreement. However, Thayer understands that this Separation Agreement and Release does not prohibit him from filing an administrative charge with the Equal Employment Opportunity Commission (the “E.E.O.C.”), provided that he agrees that, if he does file such a charge, he has herein already given up his right to receive any damages, compensation or other remedy as a result of any action that the E.E.O.C. might take related to that charge.
     Thayer understands and acknowledges that he has been advised to consult with an attorney prior to signing this Agreement. Thayer acknowledges the decision whether to sign this Agreement is his own voluntary decision made with full knowledge and he has or could have consulted with an attorney.
     Thayer understands that he has forty-five (45) days from the day that he receives this Agreement, not counting the day upon which he receives it, to consider whether he wishes to sign this Agreement. Thayer acknowledges that if he signs this Agreement before the end of the forty-five (45) day period, it will be his personal, voluntary decision to do so.

     Thayer acknowledges and agrees that he is being provided consideration for the waiver of his rights and claims pursuant to this Agreement which is in addition to anything of value to which he is already entitled.
     10. Rescission Notice. Within fifteen (15) calendar days after signing this Agreement, Thayer has the right to rescind this Agreement. To be effective, the rescission must be in writing and delivered to XATA. If delivered by mail, the rescission must be:
(a)	Postmarked within the 15-day period;

(b)	Properly addressed to:

XATA Corporation

151 East Cliff Road, Suite 10

Burnsville, MN 55337

Attention: Mark Ties, CFO

(c)	Sent by certified mail, return receipt requested.
     Thayer understands and agrees that if he exercises any right of rescission, XATA may at its option either nullify this Agreement in its entirety or keep it in effect as to all claims not rescinded in accordance with the rescission provisions of this Agreement. In the event that XATA opts to nullify the entire Agreement, neither Thayer nor XATA will have any rights or obligations whatsoever under this Agreement. Thayer understands and agrees that he will not be entitled to receive the payment of additional severance compensation provided in Paragraph 2, the payment of insurance premiums provided in Paragraph 3, or the letter of reference provided in Paragraph 4 above, in the event he chooses to rescind, and XATA opts to nullify, this Agreement. Any rescission, however, will not and does not affect the separation of Thayer from employment with XATA as of the date set forth in Paragraph 1.
     11. No Admission of Liability by XATA. Thayer acknowledges that XATA’s payment of consideration for this Agreement is not to be construed as an admission of any liability on the part of XATA or any officer, director, shareholder or employee of XATA. Such liability is expressly denied by XATA, on behalf of itself and its officers, directors, shareholders and employees.
     12. Confidentiality. The terms of this Agreement will be treated as forever confidential by Thayer and will not be disclosed by him to anyone except his attorney, accountant, or tax advisor, or except as may be required by law or to enforce this Agreement or as agreed to in writing by XATA.
     13. Voluntary Agreement. Both XATA and Thayer enter into this Separation Agreement and
     Release voluntarily, after having had the opportunity to review it and consult with advisors of their choice. There are no other agreements between XATA and Thayer of any kind whatsoever.
     14. Cooperation with XATA. Thayer agrees that he will fully cooperate with and assist XATA with respect to any matter related to XATA’s business, including but not limited any negotiations, disputes or agreements with third parties, the transition of XATA’s offshore development team, and the transition of XATA’s manufacturing and other software development.
     Thayer’s obligation to cooperate with and assist XATA requires him to be reasonably available on reasonable notice and to use his best efforts to assist XATA in all such matters. XATA will reimburse Thayer for reasonable direct out-of-pocket expenses incurred by Thayer in performance of his obligation to cooperate under this paragraph 14, but Thayer will receive no further consideration for his cooperation and assistance under this paragraph 14 through the date that is [45 days] following the termination date. XATA will compensate Thayer as a consultant on an hourly rate basis for any time that Thayer spends cooperating with or assisting XATA after the date that is [45 days] following the termination date. It is Thayer’s obligation to keep a detailed time records of what he has done to cooperate with or assist XATA in compliance with paragraph 14.
     15. Other Agreements: Thayer acknowledges and agrees that nothing in this Agreement affects his obligations under the Employee Agreement dated April 15, 2004. That agreement and this Agreement make up all of the agreements between Thayer and XATA. There are no oral agreements between them, and Thayer has not relied upon anything other than those written agreements in deciding to sign this Agreement.
     16. Authority: The parties to this Agreement, by their signature below, warrant that they have signed this agreement of their own free will, and that the person executing the Agreement has been expressly authorized to enter into this Agreement.

Dated: , 2007
Peter Thayer

Dated: , 2007
XATA Corporation

By:

Its:

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